                                                                     EXHIBIT 3.1


                             ARTICLES OF RESTATEMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                         HUNTSMAN PACKAGING CORPORATION

                     EFFECTIVE MAY 31, 2000 AT 9:00 A.M. MDT

              In accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), Huntsman Packaging Corporation, a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

              1. The name of the Corporation is Huntsman Packaging Corporation.

              2. The text of the Third Amended and Restated Articles of Incorporation of the Corporation (the "Amended and Restated Articles") is attached hereto as Exhibit A and is incorporated herein by this reference.

              3. The amendments contained in the Amended and Restated Articles do not provide for a cancellation of issued shares of the Corporation. The amendments contained in the Amended and Restated Articles provide for a reclassification of issued shares of the Corporation. The reclassification shall be as set forth in the Amended and Restated Articles and the reclassification and exchange of issued shares of the Corporation shall be implemented as follows:

              (a) At the effective time of these Articles of Restatement (the "Effective Time"), each issued share of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock of the Corporation (collectively, the "Prior Common Stock") shall be reclassified into one (1) share of Common Stock of the Corporation, such that (a) the 1,000,001 issued shares of the Class A Common Stock of the Corporation shall be reclassified into the same number of issued shares of Common Stock of the Corporation, (b) the 6,999 issued shares of the Class B Common Stock of the Corporation shall be reclassified into the same number of issued shares of Common Stock of the Corporation, and (c) the 49,511 issued shares of the Class C Common Stock of the Corporation shall be reclassified into the same number of issued shares of Common Stock of the Corporation.

              (b) At or as soon as practicable following the Effective Time, each holder of the Prior Common Stock shall exchange each certificate evidencing Prior Common Stock with the Corporation for a certificate evidencing the appropriate number of shares of Common Stock of the Corporation. Until the time that any certificate evidencing Prior Common Stock has been exchanged in accordance with the preceding sentence, such certificate shall be deemed, for all purposes, to represent the applicable number of shares of Common Stock of the Corporation.

              4. The Amended and Restated Articles were adopted as of May 24, 2000 in accordance with the requirements of the URBCA.

              5. The Amended and Restated Articles were approved by the shareholders of the Corporation. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately, number of votes of each voting group indisputably represented, and the total number of votes cast for and against the Amended and Restated Articles by each voting group were as follows:

--------------------------------------------------------------------------------------------------------------
                                                   Votes
                             Outstanding          Entitled          Votes             Votes           Votes
          Designation          Shares              to be         Represented           For           Against
          -----------          ------               Cast         -----------           ---           -------
                                                    ----
--------------------------------------------------------------------------------------------------------------
        Class A Common
        Stock, Class B        1,056,511          1,056,511        1,056,511         1,056,511           0
       Common Stock and
        Class C Common
            Stock
--------------------------------------------------------------------------------------------------------------

The number of votes cast for the Amended and Restated Articles was sufficient for approval. Pursuant to the Second Amended and Restated Articles of Incorporation of the Corporation and Section 16-10a-1004(5) of the URBCA, each of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock of the Corporation was voted together as a single voting group.

              6. Pursuant to Sections 16-10a-1007(5) and 16-10a-123 of the URBCA, these Articles of Restatement shall be effective on May 31, 2000 at 9:00 a.m. Mountain Daylight Time.

              IN WITNESS WHEREOF, these Articles of Restatement have been executed by the Corporation on May 30, 2000.

                                           HUNTSMAN PACKAGING CORPORATION,
                                           A UTAH CORPORATION



                                           /s/ RONALD G. MOFFITT
                                           ----------------------------
                                           Ronald G. Moffitt
                                           Executive Vice President and
                                           General Counsel

                                 MAILING ADDRESS

              If, upon completion of filing of the above Articles of Restatement, the Utah Department of Commerce, Division of Corporations and Commercial Code elects to send a copy of the Articles of Restatement to Huntsman Packaging Corporation by mail, the address to which the copy should be mailed is:

                         Huntsman Packaging Corporation
                                500 Huntsman Way
                           Salt Lake City, Utah 84108
                           Attention: Legal Department

                                                                       EXHIBIT A
                           THIRD AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         HUNTSMAN PACKAGING CORPORATION

              Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), the following are the Third Amended and Restated Articles of Incorporation of Huntsman Packaging Corporation, a Utah corporation (the "Corporation"):

                                   ARTICLE I

                                      NAME

              The name of the Corporation is Huntsman Packaging Corporation.

                                   ARTICLE II

                               PURPOSES AND POWERS

              The Corporation is organized to engage in any and all lawful acts, activities, and/or pursuits for which corporations may presently or hereafter be organized under the URBCA.

              The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 16-10a-302 of the URBCA. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

                                  ARTICLE III

                                AUTHORIZED SHARES

3.1    GENERAL.

              The Corporation is authorized to issue two classes of shares, and the total number of shares of all classes that the Corporation is authorized to issue is Ten Million Two Hundred Thousand (10,200,000) shares. The capitalized terms used in this Article III have the meanings specified in context or in
Section 3.4 below. The number of authorized shares and the designation, preferences, limitations and relative rights of each class of shares of the Corporation are as set forth in the further provisions of this Article III.

3.2    COMMON STOCK.

              (a) Number, Designation and Par Value. The Corporation is authorized to issue Ten Million (10,000,000) shares designated as "Common Stock" (the "Common Stock"). The Common Stock shall have no par value.

              (b) Voting. All voting rights of the Corporation, subject to any preferences or rights that may be granted to the holders of the Preferred Stock, shall be exercised by the holders of the Common Stock. Each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted upon by the holders of the Common Stock.

              (c) Net Assets. The holders of the Common Stock, subject to any preferences or rights that may be granted to the holders of the Preferred Stock, shall be entitled to receive the net assets of the Corporation upon the dissolution of the Corporation.

              (d) Payment. All issued shares the Common Stock shall be fully paid and nonassessable.

3.3    PREFERRED STOCK.

              (a) Number, Designation and Par Value. The Corporation is authorized to issue Two Hundred Thousand (200,000) shares designated as "Preferred Stock" (the "Preferred Stock") The Preferred Stock shall have no par value.

              (b) Series A Preferred Stock. The Corporation shall have a series of Preferred Stock that shall consist of One Hundred Thousand (100,000) shares of Preferred Stock and shall be designated as "Series A Cumulative Exchangeable Redeemable Preferred Stock" (the "Series A Preferred Stock"). The preferences, limitations and relative rights of the Series A Preferred Stock are as follows:

                     (i)    Dividends.

                            (A) The Corporation shall accrue dividends on each share of Series A Preferred Stock at a rate per annum equal to the Series A Dividend Rate on the Series A Liquidation Amount from time to time for such share. Dividends shall accrue on a daily basis regardless of whether they have been declared and whether there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends on the Series A Preferred Stock for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends on the Series A Preferred Stock that accrue during any Series A Dividend Period and that remain unpaid on the Series A Dividend Date on which such Series A Dividend Period ends shall cumulate and shall be added to the Series A Liquidation Amount for such share as of such Series A Dividend Date.

                           (B) Dividends on the Series A Preferred Stock (when, as and if declared by the Board, out of funds legally available therefor) shall be payable in cash on each Series A Dividend Date.

                            (C) Dividends payable on the Series A Preferred Stock on any Series A Dividend Date pursuant to Section 3.3(b)(i)(B) shall be paid to the Series A Holders as they appear on the stock records of the Corporation on such date (the "Series A Record Date") as shall be fixed by the Board, which Series A Record Date shall not be more than 60 days prior to the applicable Series A Dividend Date and shall not precede the date upon which the resolution fixing such Series A Record Date is adopted. All payments due under this Section 3.3(b)(i) to any Series A Holder shall be made to the nearest cent.

                            (D)    So long as any shares of the Series A
              Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, and whether in cash, securities or other property, pay or declare or set apart for payment any dividend or make any other distribution or other payment on or with respect to any Junior Security (other than dividends or distributions paid solely in additional shares of such Junior Security) or redeem, repurchase or otherwise acquire any Junior Security unless the Corporation has paid, or at the same time pays, all dividends on the Series A Preferred Stock accrued and unpaid since the Original Issuance Date; provided, however, that nothing in this Section 3.3(b)(i)(D) shall prohibit any repurchase of Junior Securities that is otherwise permitted under Section 4.04(b)(vi) of the New Notes Indenture as in effect on the date hereof.

                            (E) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends on the Series A Preferred Stock accrued and unpaid since the Original Issuance Date, such payment shall be made ratably among the Series A Holders based upon the number of shares of Series A Preferred Stock then held by each Series A Holder.

              (ii) Liquidation. Upon a Liquidation, after payment or provision for payment in cash or cash equivalents of the debts and other liabilities of the Corporation, the Series A Holders shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series A Preferred Stock, an amount equal to the Series A Liquidation Amount (whether or not there are assets of the Corporation available for the payment of dividends) of such share plus an amount equal to all accrued and unpaid dividends thereon from the last Series A Dividend Date to the date fixed for such Liquidation before any distribution shall be made to the holders of Junior Securities. If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A Holders the full Series A Liquidation Amount and all such accrued and unpaid dividends to which they shall be entitled, the Series A Holders shall share in any distribution of assets pro rata in accordance with the total Series A Liquidation Amount and all such accrued and unpaid dividends that each such Series A Holder would have received had there been such sufficient assets. After payment of the full Series A Liquidation Amount and all such accrued and unpaid dividends to the Series A Holders, the Series A Holders shall not, in their capacity as Series A Holders, be entitled to any further participation in any further distribution of assets by the Corporation.

              (iii)  Mandatory Redemption.

                     (A) Subject to the Corporation having funds legally available for such purpose, the Corporation shall redeem all shares of the Series A Preferred Stock then outstanding on the Mandatory Redemption Date. The per share redemption price at which shares of the Series A Preferred Stock shall be redeemed pursuant to this Section 3.3(b)(iii) shall be an amount in cash equal to the sum of (x) the Series A Liquidation Amount plus (y) an amount equal to all accrued and unpaid dividends thereon from the last Series A Dividend Date to the Mandatory Redemption Date (the "Mandatory Redemption Price"). If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock shall be insufficient to permit the payment of the Mandatory Redemption Price required to be paid pursuant to this Section 3.3(b)(iii), then the Corporation shall redeem shares of Series A Preferred Stock from the Series A Holders out of funds legally available therefor ratably based upon the number of shares of Series A Preferred Stock that each Series A Holder holds, and the Corporation shall redeem the unredeemed shares of Series A Preferred Stock as soon as practicable after the Corporation has funds legally available therefor.

                     (B) On and after the Mandatory Redemption Date (unless default shall be made by the Corporation in the payment of the Mandatory Redemption Price, in which event such rights shall be exercisable until such default is cured), to the extent permitted by applicable law (x) dividends shall cease to accrue with respect to such shares, (y) all other rights with respect to the Series A Preferred Stock, except the right to receive the Mandatory Redemption Price, shall cease and terminate, and (z) such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

                     (C) At any time on or after the Mandatory Redemption Date, the Series A Holders of shares of Series A Preferred Stock shall be entitled to receive the Mandatory Redemption Price in cash, by certified or official bank check or wire transfer, upon actual delivery to the Corporation or its agent of the certificates representing shares of Series A Preferred Stock.

              (iv)   Redemption Upon a Change of Control.

                     (A)    Not less than ten (10) days and not more than sixty
       (60) days prior to the proposed Change of Control Payment Date in connection with the Change of Control Offer referred to below, the Corporation shall mail, in accordance with Section 3.3(b)(iv)(B), an offer to redeem the then outstanding shares of Series A Preferred Stock at a redemption price per share in cash equal to 103% of the sum of (x) the Series A Liquidation Amount plus
       (y) an amount equal to all accrued and unpaid dividends thereon from the last Series A Dividend Date to the Change of Control Payment Date (the "Change of Control Redemption Price") in accordance with the procedures set forth in this Section 3.3(b)(iv) (the "Change of Control Offer"); provided that the Series A Holders shall not be entitled to a Change of Control Offer or the payment of the Change of Control Redemption Price until, to the extent necessary, the requirements of Section 3.3(b)(iv)(E) have been satisfied. The Corporation shall not consummate a Change of Control until all the requirements of this Section 3.3(b)(iv), including without limitation the requirements of Section 3.3(b)(iv)(E), have been satisfied. The Corporation shall cause all holders of shares of its capital stock or other voting securities that acquire such shares of capital stock or other voting securities at a time when the Stockholders' Agreement is in effect to enter into an agreement substantially equivalent to Section 5.4 of the Stockholders' Agreement or otherwise reasonably satisfactory to the Requisite Series A Holders not to effect a Change of Control until all such requirements have been satisfied. Notwithstanding anything in this Section 3.3(b)(iv) to the contrary, if the Corporation delivers written notice to the Series A Holders that it intends to consummate an optional redemption pursuant to Section 3.3(b)(v), the Corporation shall not be required to make a Change of Control Offer pursuant to this Section 3.3(b)(iv) for any shares of Series A Preferred Stock actually redeemed pursuant to such optional redemption. No Change of Control Offer shall be considered a redemption under Section 3.3(b)(v). Any Change of Control Offer made prior to the consummation of the related Change of Control may be made contingent upon such consummation.

                     (B)    Within the period set forth in Section 3.3(b)(iv)
       (A), the Corporation shall send by first-class mail, postage prepaid, to each Series A Holder, at the address for such Series A Holder appearing in the register maintained by or on behalf of the Corporation, a notice (a "Change of Control Offer Notice") stating:

                            (1) that a Change of Control Offer is being made pursuant to this Section 3.3(b)(iv) and that all shares of Series A Preferred Stock validly tendered will be accepted for redemption;

                            (2) the Change of Control Redemption Price and the Change of Control Payment Date;

                            (3) that Series A Holders accepting the offer to have their Series A Preferred Stock redeemed pursuant to a Change of Control Offer shall surrender their certificates representing Series A Preferred Stock to the Corporation at the address specified in the Change of Control Offer

              Notice prior to the close of business on the business day immediately preceding the Change of Control Payment Date;

                            (4) that Series A Holders shall be entitled to withdraw their acceptance of the Change in Control Offer if the Corporation receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Series A Holder, the number of shares of Series A Preferred Stock delivered for redemption, and a statement that such Series A Holder is withdrawing his, her or its election to have such Series A Preferred Stock redeemed;

                            (5) that, on and after the Change of Control Payment Date (unless the Corporation defaults in the payment of the Change of Control Redemption Price for any shares of Series A Preferred Stock validly tendered pursuant to the Change of Control Offer), to the extent permitted by applicable law, (x) dividends shall cease to accrue with respect to such shares, (y) all other rights with respect to such shares, except the right to receive the Change of Control Redemption Price, shall cease and terminate, and (z) such shares shall no longer be deemed to be outstanding as of the Change of Control Payment Date;

                            (6) that Series A Holders whose shares of Series A Preferred Stock are being redeemed only in part will be issued new certificates representing the number of shares of Series A Preferred Stock equal to the unredeemed portion of the certificates surrendered; and

                            (7) any other procedures that a Series A Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

                     (C) The Corporation will comply with any securities laws and regulations to the extent such laws and regulations are applicable to the redemption of the Series A Preferred Stock in connection with a Change of Control Offer. Without limiting the foregoing, in the event that a Change of Control occurs and the Series A Holders exercise their right to require the Corporation to redeem Series A Preferred Stock pursuant to this Section 3.3(b)(iv), if such redemption constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Corporation will comply with the requirements of Rule 14e-1 as then in effect with respect to such redemption.

                     (D) On the Change of Control Payment Date, the Corporation shall, to the extent lawful, (i) accept for redemption the number of shares of Series A Preferred Stock validly tendered pursuant to the Change of Control Offer and (ii) promptly mail to each Series A Holder of shares so accepted the Change of Control Redemption Price therefor and execute and issue a new Series A

       Preferred Stock certificate representing the number of shares of Series A Preferred Stock equal to any unredeemed shares of Series A Preferred Stock represented by a certificate so surrendered. On and after the Change of Control Payment Date (unless the Corporation defaults in the payment of the Change of Control Redemption Price for any shares of Series A Preferred Stock validly tendered pursuant to the Change of Control Offer), to the extent permitted by applicable law (x) dividends shall cease to accrue with respect to such shares, (y) all other rights with respect to such shares, except for the right to receive payment of the Change of Control Redemption Price, shall cease and terminate, and
       (z) such shares shall no longer be deemed to be outstanding as of the Change of Control Payment Date.

                     (E) If the provisions of any agreement or instrument governing any Indebtedness of the Corporation would prohibit the Corporation from making a Change of Control Offer or paying the Change of Control Redemption Price (including any limitations on dividends or distributions), or if immediately after consummating the Change of Control Offer or giving effect to the payment of the Change of Control Redemption Price, a default or event of default under any such agreement or instrument would be caused thereby, then, prior to the mailing of the Change of Control Offer Notice to Series A Holders pursuant to Section 3.3(b)(iv)(B), the Corporation shall, to the extent required to permit the redemption of Series A Preferred Stock pursuant to this Section 3.3(b)(iv), (i) obtain the consent of the requisite holders of such Indebtedness to permit the consummation of the Change of Control Offer or
       (ii) refinance all such Indebtedness outstanding with the proceeds of other Indebtedness or equity securities that permit the consummation of the Change of Control Offer.

                     (F) (i) If the Corporation has issued any outstanding Preferred Stock (other than the Series A Preferred Stock), and the Corporation is required to make a redemption or repurchase offer or to make a distribution with respect to such other Preferred Stock in the event of a Change of Control, the Corporation shall not consummate any such offer or distribution with respect to such other Preferred Stock until such time as the Corporation shall have paid the Change of Control Redemption Price in full to the Series A Holders that have validly accepted the Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to such Series A Holders and (ii) the Corporation shall not issue any such other Preferred Stock with change of control provisions requiring the redemption or repurchase of such Preferred Stock, or the making of distributions thereon, on a basis senior to, or on parity with, the redemption of the Series A Preferred Stock in the event of a Change of Control.

                     (G) The Corporation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes such Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 3.3(b)(iv); provided, however, that, if the Change of

       Control shall be consummated, the Corporation shall be liable to the Series A Holders for any default by such third party to pay the Change of Control Offer Price and otherwise consummate the Change of Control Offer. In the absence of the consummation of a Change of Control Offer by a third party pursuant to this Section 3.3(b)(iv)(G), nothing in this
       Section 3.3(b)(iv)(G) shall relieve or be deemed to relieve the Corporation from its obligations to consummate a Change of Control Offer pursuant to the provisions of this Section 3.3(b)(iv).

              (v)    Redemption at Option of the Corporation.

                     (A) The Corporation shall have the right but not the obligation, at its sole option, to redeem, out of funds legally available therefor, all or any portion of the shares of Series A Preferred Stock then outstanding, at an amount per share equal to the applicable Optional Redemption Price set forth below:

                            (1) from the Original Issuance Date to, but not including, the third anniversary of the Original Issuance Date, the Optional Redemption Price shall be an amount in cash equal to the higher of (A) the Make Whole Redemption Price and (B) 115% of the sum of (x) the Series A Liquidation Amount determined as of the Optional Redemption Date plus (y) an amount equal to all accrued and unpaid dividends on a share of Series A Preferred Stock from the Series A Dividend Date immediately preceding the Optional Redemption Date to, but not including, the Optional Redemption Date;

                            (2) on or after the third anniversary of the Original Issuance Date to, but not including, the fourth anniversary of the Original Issuance Date, the Optional Redemption Price shall be an amount in cash equal to 107% of the sum of (x) the Series A Liquidation Amount determined as of the Optional Redemption Date plus (y) an amount equal to all accrued and unpaid dividends on a share of Series A Preferred Stock from the Series A Dividend Date immediately preceding the Optional Redemption Date to, but not including, the Optional Redemption Date;

                            (3) on or after the fourth anniversary of the Original Issuance Date to, but not including, the fifth anniversary of the Original Issuance Date, the Optional Redemption Price shall be an amount equal to 103% of the sum of (x) the Series A Liquidation Amount determined as of the Optional Redemption Date plus (y) an amount in cash equal to all accrued and unpaid dividends on a share of Series A Preferred Stock from the Series A Dividend Date immediately preceding the Optional Redemption Date to, but not including, the Optional Redemption Date; and

                            (4) on or after the fifth anniversary of the Original Issuance Date, the Optional Redemption Price shall be an amount equal to 100% of the sum of (x) the Series A Liquidation Amount determined as of the Optional Redemption Date plus (y) an amount in cash equal to all accrued and unpaid dividends on a share of Series A Preferred Stock from the Series A Dividend Date immediately preceding the Optional Redemption Date to but not including the Optional Redemption Date.

                     (B) If the Corporation redeems less than all of the outstanding shares of Series A Preferred Stock pursuant to this Section 3.3(b)(v), the Corporation shall redeem shares of Series A Preferred Stock from the Series A Holders out of funds legally available therefor ratably (or as close thereto as possible in order to permit the redemption of whole shares) based on the number of shares of Series A Preferred Stock that each Series A Holder holds.

                     (C) On and after any Optional Redemption Date (unless default shall be made by the Corporation in the payment of the Optional Redemption Price payable on such date, in which event such rights shall be exercisable until such default is cured), to the extent permitted by applicable law (x) dividends shall cease to accrue with respect to the shares of Series A Preferred Stock to be redeemed, (y) all other rights with respect to such shares, except the right to receive the Optional Redemption Price, shall cease and terminate, and (z) such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares shall have been received by the Corporation.

                     (D) Any communication or notice relating to redemption delivered pursuant to this Section 3.3(b)(v) shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the Series A Holders, at their respective addresses as the same shall appear on the books of the Corporation, or to the Corporation at the address of its principal or registered office, as the case may be.

                     (E) At any time on or after any Optional Redemption Date, the Series A Holders of shares of Series A Preferred Stock to be redeemed in accordance with this Section 3.3(b)(v) shall be entitled to receive the Optional Redemption Price in cash, by certified or official bank check or wire transfer, upon actual delivery to the Corporation or its agent of the certificates representing the shares to be redeemed.

              (vi)   Voting Rights.

                     (A) The Series A Holders, except as otherwise required under Utah law or as set forth in this Section 3.3(b)(vi), shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                     (B) The Corporation shall not, without first obtaining the affirmative written consent or approval of the Requisite Series A
       Holders:

                     (1) in any manner authorize, create, designate, issue or sell any class or series of capital stock of the Corporation (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, rank senior to, or on a parity with, the Series A Preferred Stock (it being understood that the Corporation shall be entitled to incur Indebtedness and issue warrants to acquire Common Stock in connection with any such incurrence of Indebtedness); or

                     (2) increase the number of shares of Series A Preferred Stock that the Corporation is authorized to issue; or

                     (3) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock in any manner adverse to the Series A Holders; or

                     (4) reclassify the shares of any class or series of capital stock of the Corporation into shares of any class or series of capital stock ranking, as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, on a basis that is senior to, or on parity with, such Series A Preferred Stock; or

                     (5) amend, alter or repeal any of the provisions of (A) these Amended and Restated Articles (B) the Bylaws of the Corporation (as amended or restated), if such amendment, alteration or repeal would have a material adverse effect on the rights, preferences or privileges of the Series A Holders; provided, however that the affirmative written consent or approval of the Series A Holders holding not less than 90% of the then outstanding shares of Series A Preferred Stock shall be required for any amendment, alteration or repeal of these Amended and Restated Articles that would (i) reduce the amount of Series A Preferred Stock whose Holders must consent to an amendment, alteration or repeal, (ii) reduce the Series A Dividend Rate, (iii) reduce the Series A Liquidation Amount,
       (iv) extend the Mandatory Redemption Date, (v) reduce any Optional Redemption Price or change the time when any Optional Redemption Price would be payable, (vi) amend, in a manner adverse to the Series A Holders, the definition of the term "Change of Control," eliminate the requirement that the Company (subject to the limitations set forth in Section 3.3(b)(iv)(E)) make a Change of Control Offer, reduce the Change of Control Redemption Price or extend by more than 90 days the Change of Control Payment Date or (vii) make any payment on the Series A Preferred Stock payable in money other than that stated in these Amended and Restated Articles.

       (vii) Exchange.

              (A) Requirements. On any business day the Corporation may elect to exchange all, but (except as provided in clause (B) of Section 3.3(b)(vii)(B)(4)) not less than all, of the then outstanding shares of Series A Preferred Stock for Exchange Notes (the "Exchange"); provided, however, that the Exchange may be made only if on the Exchange Date, (i) the Exchange would be permitted under restrictions contained in agreements and instruments governing Indebtedness; (ii) there shall be legally available funds sufficient therefor;
(iii) immediately after giving effect to the Exchange, no default or event of default under the Exchange Indenture would be caused thereby; and (iv) the Exchange Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of the Exchange. In the Exchange, the Corporation shall issue $1.00 principal amount of Exchange Notes in exchange for each $1.00 of Original Cost of the shares of Series A Preferred Stock then outstanding and $1.00 principal amount of Exchange Notes in exchange for each $1.00 of accrued and unpaid dividends from the Original Issuance Date on each such share of Series A Preferred Stock; provided, however, that the Corporation shall have the right, at its option, to pay any such accrued and unpaid dividends on all shares of Series A Preferred Stock in cash in lieu of issuing an Exchange Note for such accrued and unpaid dividends. Exchange Notes shall be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible. To the extent necessary, Exchange Notes shall be issued in principal amounts less than $1,000; provided, however, that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Note that would otherwise not be an integral multiple of $1,000 in lieu of delivering an Exchange Note in a denomination other than an integral multiple of $1,000.

              (B)    Procedure for Exchange.

                     (1)    Not less than ten (10) days and not more than sixty
       (60) days prior to the date fixed for the Exchange, written notice (the "Exchange Notice") shall be mailed by the Corporation by first-class mail, postage prepaid, to each Series A Holder of record on the Series A Dividend Date immediately preceding such date at such Series A Holder's address as the same appears on the stock register maintained by the Corporation (or any transfer agent); provided, however, that neither any failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of shares of Series A Preferred Stock for Exchange Notes. The Exchange Notice shall state:

                                   (a) the Exchange Date;

                                   (b) that the Series A Holder is to surrender to the Corporation, in the manner and at the place or places designated, his, her or its certificate(s) representing all his, her or its shares of Series A Preferred Stock to be exchanged;

                                   (c) that dividends on the shares of Series A
                                   Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange on the Exchange Date unless the Corporation shall default in the delivery of the Exchange Notes; and

                                   (d) that interest on the Exchange Notes shall accrue from the Exchange Date whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange on the Exchange Date.

              (2) On or before the Exchange Date, each Series A Holder shall surrender the certificates representing his, her or its shares of Series A Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Indenture and the Exchange Notes to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for the shares of Series A Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation for Exchange Notes in accordance with Section 3.3(b)(vii)(A). The Corporation shall pay interest on the Exchange Notes at the rate and on the dates specified therein from the Exchange Date.

              (3) If the Exchange Notice has been mailed as aforesaid, and if before the Exchange Date specified in the Exchange Notice all Exchange Notes necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Exchange Indenture with irrevocable instructions to authenticate the Exchange Notes necessary for the Exchange, then, to the extent permitted by applicable law, the rights of the Series A Holders as holders of shares of Series A Preferred Stock shall cease (except the right to receive

       Exchange Notes, and, if the Corporation so elects, the right to receive an amount in cash equal to the amount of accrued and unpaid dividends on such Series A Preferred Stock from the Original Issuance Date through the Exchange Date and, if the Corporation so elects, the right to receive cash in lieu of any Exchange Note not an integral multiple of $1,000). To the extent permitted by applicable law, the Person or Persons entitled to receive the Exchange Notes issuable upon the Exchange shall be treated for all purposes as the registered holder or holders of such Exchange Notes as of the Exchange Date.

              (4) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this Section 3.3(b)(vii), (A) the Corporation shall not be entitled or required to exchange shares of Series A Preferred Stock for Exchange Notes if the Exchange, or any term or provision of the Exchange Indenture or the Exchange Notes, or the performance of the Corporation's obligations under the Exchange Indenture or the Exchange Notes, would violate applicable law or any agreement or instrument then binding on the Corporation, including agreements and instruments governing Indebtedness, or if, at the time of the Exchange, the Corporation is insolvent or it would be rendered insolvent by the Exchange and (B) no Series A Holder shall be obligated to exchange the shares of Series A Preferred Stock held by such Series A Holder in the Exchange, unless such Series A Holder has consented in writing to the Exchange.

       (viii) Events of Non-Compliance.

              (A) Subject to Section 3.3(b)(viii)(B), each of the following shall constitute non-compliance hereunder (each, an "Event of Non-Compliance"):

                            (1) the Corporation fails to pay, in cash, on any Series A Dividend Date that is the last day of a Series A Dividend Period that commenced on or after the fifth anniversary of the Original Issuance Date, all accrued dividends since the previous Series A Dividend Date (regardless of whether such dividends are prohibited by restrictions contained in any agreement or instrument governing Indebtedness, whether such dividends have been declared by the Board or whether the Corporation has legally available funds for the payment of such dividends);

                            (2) the Corporation shall fail to comply with the provisions of Section 3.3(b)(i)(D) or of Section 7.4 of the Purchase Agreement;

                            (3) the Corporation shall fail to comply with any other covenant contained in the Purchase Agreement or these Amended and Restated Articles and such failure continues for forty-five (45) days after notice thereof has been delivered to the Corporation by any Series A Holder;

                            (4) the Corporation or any Significant Subsidiary shall (A) voluntarily commence any proceeding, or file any petition seeking relief, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) consent to the institution of, or fail to controvert in a timely manner, any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) fail generally to pay its debts as they become due or (G) take any formal corporate or stockholder action in furtherance of any of the foregoing;

                            (5) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Corporation or any Significant Subsidiary, or of any substantial part of its property or assets, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (C) the winding-up or liquidation of any such Person, and such proceeding or petition shall continue unstayed and in effect for a period of sixty (60) consecutive days; or

                            (6) the Corporation fails to redeem all the shares of the Series A Preferred Stock on or prior to the Mandatory Redemption Date.

                     (B) Upon the occurrence and during the continuation of an Event of Non-Compliance, the Series A Dividend Rate shall increase automatically from 14% per annum to 16% per annum, but no Series A Holder shall have, as a result of such Event of Non-Compliance, any right to require the redemption of the Series A Preferred Stock prior to the Mandatory Redemption Date. The foregoing increase in the Series A Dividend Rate and the right to specific performance of obligations (other than obligations requiring cash payments prior to the Mandatory Redemption Date) shall be the exclusive remedies for the Events of Noncompliance set forth in Sections 3.3(b)(viii)(A)(1), (2) and (3).

              (ix) Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including without limitation shares purchased, redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Utah) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

              (c) Other Preferred Stock. The Corporation is authorized to issue shares of one or more additional series of Preferred Stock. The Board of Directors of the Corporation, without shareholder action, may amend these Third Amended and Restated Articles of Incorporation to establish additional terms of such other series of Preferred Stock pursuant to and in accordance with Section 16-10a-602 of the URBCA. All amendments to these Third Amended and Restated Articles of Incorporation pursuant to this Section 3.3(c) shall be made subject to and in accordance with the terms of this Article III.

              (d) Payment. All issued shares of the Preferred Stock shall be fully paid and nonassessable.

3.4    DEFINITIONS.

       All references herein to a Section shall refer to the Section hereof, unless otherwise specified. As used herein, the following terms shall have the following meanings:

       "Board" means the Board of Directors of the Corporation.

       "Change of Control" means the occurrence of any of the following events:

       (a) prior to the first public offering of common stock of the Corporation, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Corporation, whether as a result of issuance of securities of the Corporation, any merger, consolidation, liquidation or dissolution of the Corporation, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (a) and clause (b) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

       (b) (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (a) above, except that for purposes of this clause (b) a person (including a Permitted Holder) shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately, only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Corporation and (ii) the Permitted Holders "beneficially own" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Corporation than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation (for the purposes of this clause (b), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (b)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

       (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors (i) selected in accordance with the Stockholders' Agreement so long as such agreement is in effect or otherwise nominated by the Permitted Holders or (ii) whose election by the Board of Directors of the Corporation or whose nomination for election by the stockholders of the Corporation was approved by a vote of at least a majority of the members of the Board of Directors of the Corporation, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved by the Board of Directors or in accordance with the Stockholders' Agreement or otherwise by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office;

       (d) the adoption of a plan relating to the liquidation or dissolution of the Corporation; or

       (e) the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, or the sale of all or substantially all the assets of the Corporation to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Corporation that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Corporation are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

       "Change of Control Offer" has the meaning set forth in Section 3.3(b)(iv)(A).

       "Change of Control Offer Notice" has the meaning set forth in Section 3.3(b)(iv)(B).

       "Change of Control Payment Date" means the redemption date in respect of a Change of Control Offer pursuant to Section 5, which date shall be (a) if any Indebtedness that requires the Issuer to make an offer to purchase upon the occurrence of a change of control or similar event is outstanding (except to the extent the requisite holders of such Indebtedness have waived the right to such offer), the first business day following the completion of such offer in respect of such Indebtedness and (b) if no such Indebtedness is outstanding or if the requisite holders of such

Indebtedness have waived the right to such offer, a business day on or prior to the date of the consummation of the Change of Control.

       "Change of Control Redemption Price" shall have the meaning set forth in
Section 3.3(b)(iv)(A).

       "Commission" means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act

       "Common Stock" means the Common Stock, no par value, of the Corporation.

       "Exchange" has the meaning set forth in Section 3.3(b)(vii)(A).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor Federal statute then in force, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

       "Exchange Date" means the date, if any, on which the shares of Series A Preferred Stock are exchanged by the Corporation for Exchange Notes.

       "Exchange Notes" mean senior subordinated notes (i) carrying an annual interest rate of 14% and (ii) otherwise having terms and provisions substantially the same as the New Notes.

       "Exchange Notice" has the meaning set forth in Section 3.3(b)(vii)(B).

       "Exchange Indenture" means an indenture, to be entered into by the Corporation at the time of the Exchange, governing the Exchange Notes and substantially the same as the New Notes Indenture (except with respect to the interest rate).

       "Indebtedness" means:

              (a)    indebtedness of the Corporation for borrowed money;

              (b) obligations of the Corporation evidenced by bonds, debentures, notes or other similar instruments;

              (c) all obligations of the Corporation in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

              (d) all obligations of the Corporation to pay the deferred and unpaid purchase price of property or services (except trade payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; and

              (e)    all capitalized lease obligations.

              "Junior Security" means any share or other unit of any class or series of equity securities of the Corporation now existing or hereinafter created, including, without limitation, the Common Stock and any other class or series of Preferred Stock but not including the Series A Preferred Stock or any class or series of equity securities of the Corporation created in accordance with these Amended and Restated Articles and ranking pari passu with or senior to the Series A Preferred Stock with respect to dividend rights and rights on Liquidation.

              "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any mere reincorporation of the Corporation in another jurisdiction. The merger or consolidation of the Corporation into or with, or the consummation by the Corporation of a compulsory share exchange under Part 11 of the URBCA with, any other corporation or other entity or the merger or consolidation of any other corporation or other entity into or with the Corporation shall not be deemed a Liquidation within the meaning of this definition.

              "Make Whole Redemption Price" means the present value of an amount equal to the Optional Redemption Price that would apply on the third anniversary of the Original Issuance Date (assuming that all dividends from the date of calculation of the Make Whole Redemption Price were to accumulate through the Series A Dividend Date immediately preceding such third anniversary and dividends would accrue and be unpaid thereafter), discounted from such third anniversary to the Optional Redemption Date at a discount rate equal to (i) the Treasury Rate plus (ii) one hundred (100) basis points.

              "Mandatory Redemption Date" means the first to occur of: (i) June 1, 2011 or (ii) the one year anniversary of the final maturity date of the New Notes.

              "Mandatory Redemption Price" has the meaning set forth in Section 3.3(b)(iii).

              "New Notes" means the 13% Senior Subordinated Notes due 2010 issued under the New Notes Indenture.

              "New Notes Indenture" means the Indenture dated on or about May 31, 2000, among the Corporation, as Issuer, the Guarantors party thereto and The Bank of New York, as Trustee.

              "Optional Redemption Date" means a date on which shares of Series A Preferred Stock are to be redeemed pursuant to Section 3.3(b)(v).

              "Optional Redemption Price" has the meaning set forth in Section 3.3(b)(v).

              "Original Cost" means $1,000 per share of Series A Preferred
Stock.

              "Original Issuance Date" means the date of original issuance of the first share of Series A Preferred Stock.

              "Permitted Holders" means each of (i) Chase Capital Partners and its Affiliates, (ii) Chase Domestic Investments, L.L.C. and its Affiliates,
(iii) The Christena Karen H. Durham Trust, (iv) each of Richard P. Durham, Jack E. Knott, Scott K. Sorensen and Ronald G. Moffitt and their Related Parties and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Corporation's capital stock.

              "Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

              "Purchase Agreement" means the Securities Purchase Agreement dated on or about May 31, 2000, among the Corporation and the Purchasers named therein providing for, among other things, the issuance of shares of Series A Preferred Stock.

              "Related Parties" means with respect to a Person (a) that is a natural person (1) any spouse, parent or lineal descendant of such Person or (2) the estate of such Person during any period in which such estate holds capital stock of the Corporation for the benefit of any person referred to in clause
(a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

              "Requisite Series A Holders" means, as of any date of determination, the Series A Holders holding not less than sixty percent (60%) of the then outstanding shares of Series A Preferred Stock.

              "Securities Act" means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

              "Series A Dividend Date" shall mean each March 31, June 30, September 30 and December 31.

              "Series A Dividend Period" shall mean the period commencing on the day after any Series A Dividend Date and ending on and including the next Series A Dividend Date; provided, that for any share of Series A Preferred Stock issued on a date other than a Series A Dividend Date, the first Series A Dividend Period for such share shall commence on the date of issuance of such share.

            "Series A Dividend Rate" means 14% per annum (calculated on the basis of a year of 360 days consisting of 12 30-day months); provided, however that the Series A Dividend Rate shall be increased to 16% from time to time to the extent provided in Section 3.3(b)(viii).

              "Series A Holders" means, at any time of determination, the holders of record of the outstanding shares of Series A Preferred Stock.

              "Series A Liquidation Amount" means, as to each share of Series A Preferred Stock, as of any date of determination, the Original Cost (pro rated for fractional shares of Series A Preferred Stock), plus all accrued and unpaid dividends added to the Series A Liquidation Amount of such share in accordance with Section 3.3(b)(i)(A).

              "Series A Preferred Stock" shall have the meaning set forth in
Section 3.3(b).

              "Series A Record Date" shall have the meaning set forth in Section 3.3(b)(i)(C).

              "Significant Subsidiary" has the meaning given to such term in
Section 1.02(w) of Regulation S-X, as in effect from time to time, under the Securities Act and the Exchange Act.

              "Stockholders' Agreement" means the Stockholders' Agreement dated on or about May 31, 2000, among the Corporation and the stockholders and other securityholders of the Corporation party thereto.

              "Treasury Rate" means the rate borne by direct obligations of the United States maturing on the third anniversary of the Original Issuance Date or, if there are not such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the third anniversary of the Original Issuance Date, in each case as published by the Board of Governors of the Federal Reserve System.

              "Voting Stock" of a Person means all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                                   ARTICLE IV

                         OFFICER AND DIRECTOR LIABILITY

              (a) Except as otherwise required by Utah law, the Corporation shall indemnify and advance expenses to its directors and officers and to any person who is or was serving at the Corporation's request as a director or officer of another domestic or foreign corporation (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

              (b) The personal liability of the directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

              (c) Any repeal or modification of this Article IV shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.